Exhibit 99.2

OUTFRONT MEDIA ANNOUNCES QUARTERLY DIVIDEND

New York, February 25, 2020 — OUTFRONT Media Inc. (NYSE: OUT) announced today that its board of directors has declared a quarterly cash dividend on the Company's stock of $0.38 per share payable on March 31, 2020 to shareholders of record at the close of business on March 6, 2020.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its technology platform, OUTFRONT will fundamentally change the ways advertisers engage audiences on-the-go.

Contacts:

Investors:	Media:
Gregory Lundberg	Carly Zipp
(212) 297-6441	(212) 297-6479
greg.lundberg@OUTFRONTmedia.com	carly.zipp@OUTFRONTmedia.com